Exhibit 10.1

March 31, 2006

Mr. John Humphrey
7977 E. Camino Real
Scottsdale, Arizona 85255

Re: Offer Letter of Employment

Dear John:

This letter is to confirm our offer of employment to join Roper Industries Inc. (“Roper” or the “Company”) as Vice President and Chief Financial Officer beginning April 24, 2006.

Compensation:

  Your annual base salary will be $415,000. Your performance will be measured and reviewed as of December 31 of each year starting December 31, 2006, at which time you will be eligible for a salary review.
  You will be eligible for a 2006 incentive bonus of up to 100% of your annualized base salary.
  You will be eligible to participate in the Roper Stock Option program. You will receive 60,000 options at time of hire. Such options will vest in equal installments over three years.
  You will be eligible to receive restricted stock awards. You will receive 30,000 restricted shares at time of hire as an initial hiring consideration. The shares will vest on a 3-year cliff vesting schedule.
  If your employment is terminated by Roper without “cause” (as hereinafter defined) or due to your death or permanent disability prior to the 3rd anniversary of your start date, these options and shares will immediately vest on the termination date.

Employee Benefits:

  You will be eligible for all Company employee benefits available to Roper’s corporate officers including disability, health, dental, vision, life insurance, a 401-K Plan (subject to its six-month waiting period) under which the Company would make base and matching contributions of up to 7-1/2% of your salary and a non-qualified deferred compensation plan (no waiting period). Details of these and other benefits will be provided in materials that will be sent to you. Coverage will commence on your start date with Roper to the extent permitted under the applicable plans.
  Customary vacation, holidays and business expense reimbursement.
  An Executive Financial Planning allowance will be provided for an advisor of your choice with accreditations: CPA, CFA or JD.

Auto Car Allowance:

  Roper will lease an automobile of your choice for your use under its corporate officer program.

Relocation:

  Roper will reimburse (and gross up) the customary moving and relocation expenses you incur at the time of your relocation and will provide reasonable temporary accommodations per Roper’s policy for corporate officers until your relocation.

Severance:

  If Roper terminates your employment without cause (as used herein, “cause” shall mean your commission of any crime involving the funds or the assets of the Company, your willful breach of the Company’s ethical and other policies and guidelines of conduct applicable to you, your personal conduct or misbehavior which is substantially detrimental or threatening to the reputation, prospects, welfare or security of the Company, or your continued non-performance of duties in the manner requested by the Chief Executive Officer after written notice thereof), you will be entitled to receive one year’s severance (monthly installments) equal to your then-current monthly base salary plus 1 year of medical benefit coverage.

Change of Control:

  If a “change of control” occurs, all stock options, shares of restricted stock, and any other equity-based awards held by you which are described in this letter will become fully vested on the date of such change of control. As used herein, “change of control” shall mean that the control of the majority interest in Roper’s common stock passes to a single individual or entity (including related parties) or that Roper merges with another unrelated company and the shareholders of that other company control more than 50% of the common stock of the merged entity.

John, we look forward to you joining the Roper team.

Sincerely yours,

Accepted by:
/s/ Brian D. Jellison	/s/ John Humphrey

Brian D. Jellison	John Humphrey
Chairman, President & CEO	Date: